  Exhibit 99.1

ParkerVision Reports First Quarter 2021 Results

JACKSONVILLE, Fla., May 17, 2021 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision”), a developer and marketer of technologies and products for wireless applications, today announced results for the three months ended March 31, 2021.

Recent Developments

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The district court in the Western District of Texas issued a favorable Markman ruling in January 2021 in ParkerVision’s infringement case against Intel scheduled for trial in early February 2022.

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The district court in the Western District of Texas scheduled Markman hearings for October 2021 in the Company’s infringement actions against TCL, Hisense, Zyxel and Buffalo and indicated estimated trial dates in December 2022.

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The district court in the Middle District of Florida, Orlando Division, issued an order that it will reschedule the jury trial against Qualcomm previously scheduled to commence in July 2021. Citing backlog due to the pandemic, among other factors, the court has not yet reset the trial date.

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The court affirmed all other trial preparation dates in the Qualcomm case remain unchanged with May 2021 deadlines for all motions and joint pre-trial statements. The Court indicated it would set the pre-trial conference and trial dates after it rules on outstanding motions.

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ParkerVision received an aggregate of $5.6 million in proceeds in the first quarter of 2021 from the sale of debt and equity securities and the exercise of outstanding warrants and options.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “Investor support in the first quarter of 2021 allowed us to strengthen our balance sheet significantly. In addition, our litigation efforts are focused on our case against Qualcomm in Orlando, Florida and our cases against Intel and others in Texas which are fully funded allowing us to better manage our expenses.”

Parker continued, “With the Orlando court maintaining the current schedule for motions and pre-trial statements, we are hopeful that we will receive notification from the court in the near term as to the new Qualcomm trial date. In addition, with Markman hearings in our Texas cases scheduled less than six months away, we look forward to reporting on-going meaningful milestones the balance of 2021 and into early 2022.”

First Quarter Financial Results

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Net loss for the first quarter of 2021 was $2.5 million, or $0.04 per common share, compared to a net loss of $7.9 million, or $0.21 per common share for the first quarter of 2020.

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The $5.4 million decrease in net loss year-over-year is largely due to reduced litigation expenses resulting from a stay in the infringement case against Qualcomm and Apple in Jacksonville, Florida, a decrease in noncash expense recognized in 2020 from an amendment to a warrant agreement, and a decrease in the loss on changes in fair value of contingent payment obligations.

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We used cash for operations of approximately $5.0 million for the three months ended March 31, 2021 which included the payment of approximately $4.0 million in current liabilities. This reduction in current liabilities included resolution of outstanding payment obligations to the law firm of Mintz Levin.

About ParkerVision

ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2020 and the Form 10-Q for the quarter ended March 31, 2021. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy French
Chief Financial Officer
cfrench@parkervision.com

 (TABLES FOLLOW)

ParkerVision, Inc.
Balance Sheet Highlights

(in thousands)	(unaudited) March 31, 2021	December 31, 2020
Cash and cash equivalents	$2,247	$1,627
Prepaid expenses and other current assets	695	607
Property and equipment, net	27	30
Intangible assets & other noncurrent assets	2,099	2,192
Total assets	5,068	4,456

Current liabilities	1,948	5,989
Contingent payment obligations	38,841	38,279
Convertible notes	3,465	3,018
Other long-term liabilities	903	991
Shareholders’ deficit	(40,089)	(43,821)
Total liabilities and shareholders’ deficit	$5,068	$4,456

ParkerVision, Inc.
Summary Results of Operations
(unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 31,
	2021	2020
Product revenue	$-	$-
Cost of sales	-	-
Gross margin	-	-

Selling, general and administrative expenses	2,280	5,495
Total operating expenses	2,280	5,495

Interest expense	(37)	(186)
Change in fair value of contingent payment obligations	(150)	(2,240)
Total interest and other	(187)	(2,426)

Net loss	$(2,467)	$(7,921)

Basic and diluted net loss per common share	$(0.04)	$(0.21)

Weighted average shares outstanding	63,695	38,329

ParkerVision, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
(in thousands)	March 31,
	2021	2020
Net cash used in operating activities	$(4,989)	$(1,301)
Net cash used in investing activities	(1)	-
Net cash provided by financing activities	5,610	1,417

Net increase in cash and cash equivalents	620	116

Cash and cash equivalents - beginning of period	1,627	57

Cash and cash equivalents - end of period	$2,247	$173